Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Funds, Units, Net Amount Invested >>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Services Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com.

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED

880 Holcomb Bridge Road	SOLD	50%

BellSouth	100%	33%

CH2M Hill	82%	37%

Cherokee Commons	SOLD	11%

Hannover Center	SOLD	37%

Marathon	SOLD	42%

Stockbridge Village I Expansion	SOLD	55%

Stockbridge Village III	SOLD	55%

Tanglewood Commons	99%	33%

WEIGHTED AVERAGE	94%

FUND FEATURES

OFFERING DATES	April 1994 – January 1995

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	69% to 31%

AMOUNT RAISED	$24,180,174

Portfolio Overview

Wells Fund VII has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold six assets with the closing of the Marathon building in December 2004. Our focus on the remaining assets involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

We accomplished a number of goals in 2004. We completed five property dispositions, including the two Stockbridge Village assets, Hannover Center, 880 Holcomb Bridge Road, and Marathon, representing significant progress in the Fund’s disposition phase. The recent Marathon sale capitalized on the current strong investor demand for well-leased office properties. We extended the CH2M Hill lease for an additional five years. Lastly, we made two distributions of net sale proceeds to limited partners totaling approximately $4,948,000, and we announced the next net sale proceeds distribution to limited partners, scheduled for the second quarter 2005, totaling approximately $7,250,000 from the sales of the two Stockbridge Village assets, Hannover Center, 880 Holcomb Bridge Road, and Marathon.

As a result of the re-leasing costs at CH2M Hill, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the Marathon building. The General Partners anticipate that operating distributions may remain low in the near term, considering the number of property sales that have been completed.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that through December 31, 2004, current Class A unit holders have received cumulative net operating cash flows since inception of approximately 72% of the amount originally invested. Limited partners who have held Class B units since inception have cumulatively received $10 per unit in allocated tax losses through December 31, 2003 (data for 2004 are not yet available). No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and approximately $3,474,000 in net sale proceeds has been allocated to Fund VII. These proceeds are planned to be distributed to the limited partners in the second quarter 2005.

•	The BellSouth building in Jacksonville, Florida, is currently 100% leased. Leases for both tenants of the building expire in 2006.

•	The CH2M Hill property is located in Gainesville, Florida. We renewed the CH2M Hill lease in the fourth quarter 2004 for an additional five years, extending the lease term to November 2010. As part of the negotiation, the tenant reduced the size of its space, resulting in a lower occupancy of 82% for the building. We are aggressively marketing the remaining vacant space in this property.

Continued on reverse

•	The Cherokee Commons property was sold in 2001, and approximately $886,000 of the net sale proceeds was allocated to the Fund. Approximately $151,000 has been used to fund the Partnership’s pro-rata share of operating expenses and re-leasing costs at the Marathon property. The remaining net sale proceeds of approximately $735,000 were distributed to the limited partners in January 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Approximately $4,141,000 of the net sale proceeds was allocated to the Fund, and approximately $3,442,000 is planned to be distributed to the limited partners in the second quarter 2005. The remaining proceeds are being reserved to fund potential capital costs at the remaining assets in the Fund.

•	The Stockbridge Village III, Stockbridge Village I Expansion, and Hannover Center properties were sold on April 29, 2004, and approximate net sale proceeds of $1,606,000, $2,268,000, and $624,000, respectively, have been allocated to the Fund from these sales. Approximately $4,164,000 of these proceeds was distributed to the limited partners in November 2004, and the remaining proceeds of approximately $334,000 are scheduled to be distributed in the second quarter 2005.

•	The Tanglewood Commons shopping center continues to be well occupied at 99%. The Fund sold a land outparcel at Tanglewood in 2002, resulting in an allocation of net sale proceeds of approximately $175,000 to the Fund. Approximately $126,000 of these proceeds has been used to fund the Partnership’s pro-rata share of operating expenses and re-leasing costs at the Marathon property. The remaining $49,000 was distributed to the limited partners in November 2004. We are currently marketing the shopping center for sale.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	3.00%	3.00%	3.00%	Reserved	2.25%
2003	7.00%	7.00%	7.00%	7.00%	7.00%
2002	8.25%	8.25%	8.25%	7.50%	8.06%
2001	9.00%	8.75%	9.00%	9.00%	8.94%
2000	9.25%	9.50%	9.25%	8.87%	9.22%
1999	8.25%	8.22%	8.77%	9.00%	8.56%
1998	8.26%	8.36%	8.17%	7.90%	8.17%
1997	7.51%	7.81%	8.02%	8.20%	7.89%
1996	4.28%	4.36%	4.96%	6.51%	5.03%
1995	6.14%	5.69%	5.38%	4.49%	5.43%
1994	N/A	0.00%	2.23%	4.25%	2.79%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
–*	10.90%	12.71%	14.79%	17.63%	13.86%

*	Not yet available

For further information, please refer to Fund VII’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds